Exhibit 3.1

AMENDMENTS

TO

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

PORTAGE FINTECH ACQUISITION CORPORATION

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 163(a) by deleting the following introduction of such sub-section:

“In the event that either the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO” and replacing it with the following:

“In the event that either the Company does not consummate a Business Combination by thirty-six months after the closing of the IPO or such earlier date as is determined by our Board to be in the best interests of the Company”; and

(b)	amending article 163(b) by deleting the following introduction of such subsection:

“If any amendment is made to Article 163(a) that would modify the substance or timing of the Company’s obligation to provide holders of our Class A Shares the right to have their shares redeemed in connection with our initial Business Combination or to redeem 100% of our Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the IPO or” and replacing it with the following:

“If any amendment is made to Article 163(a) that would modify the substance or timing of the Company’s obligation to provide holders of our Class A Shares the right to have their shares redeemed in connection with our initial Business Combination or to redeem 100% of our Public Shares if the Company does not complete its initial Business Combination within 36 months from the closing of the IPO or”; and

SECOND, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a)	amending Article 158 by deleting the words:

“provided that the Company shall not consummate a Business Combination unless the Company would have net tangible assets of at least US$5,000,001 upon consummation”.

(b)	amending Article 159 by deleting the words:

“; provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001”.

(c)	amending Article 162 by deleting the words:

“Notwithstanding the foregoing, the Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions.”

(d)	amending Article 163(b) by deleting the words:

“Notwithstanding the foregoing, the Company shall not redeem Public Shares in connection with such amendment that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions.”